EXHIBIT 99.1
ALLEGHANY CORPORATION’S SUBSIDIARY DARWIN PROFESSIONAL UNDERWRITERS, INC. ENTERS INTO MERGER AGREEMENT
     NEW YORK, NY, June 30, 2008 — Alleghany Corporation (NYSE:Y) announced today that its subsidiary Darwin Professional Underwriters, Inc. (“Darwin”) has entered into a merger agreement with Allied World Assurance Company Holdings, Ltd. (“Allied World”) whereby Allied World will acquire all of the issued and outstanding shares of Darwin common stock for cash consideration of $32.00 per share. Upon the closing of the transaction, Alleghany expects to receive aggregate proceeds of approximately $300 million in cash for its 9,371,096 shares of Darwin common stock, which represent about 55% of the issued and outstanding shares of Darwin common stock. Alleghany anticipates that the transaction will result in an after-tax gain of approximately $94 million, which includes about $9 million of gain deferred at the time of Darwin’s initial public offering in May 2006.
     The transaction is subject to regulatory approvals and to the consent of Darwin stockholders. As an inducement to Allied World to enter into the merger agreement, Alleghany entered into a voting agreement with Allied World pursuant to which Alleghany has agreed, subject to certain conditions, to vote a number of shares of its Darwin common stock equal to 40% of the issued and outstanding shares of common stock of Darwin in favor of the approval of the transaction. The transaction is expected to close in the fourth quarter of 2008.
     Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of its insurance operating units RSUI Group, Inc., Capitol Transamerica Corporation, and Employers Direct Corporation, in addition to Darwin) in the property and casualty insurance business.
     This press release contains forward-looking statements with respect to the anticipated effects of the transaction between Darwin and Allied World. Actual results of the transaction could be significantly different from those expressed or implied. Such differences may result from legal or regulatory proceedings or other factors that affect the timing or ability to complete the transaction described herein. Additional factors that may affect results include those set forth in filings made by Alleghany with the U.S. Securities and Exchange Commission. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.